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                                                                     Exhibit 5.1
                                                                     -----------

                               [Form of Opinion]

                      [Guth | Christopher LLP Letterhead]


                               September __, 2001


Board of Managers
Kaiser Ventures LLC
3633 E. Inland Empire Blvd. Suite 850
Ontario, California 91764

     Re:  Kaiser Ventures LLC (the "Registrant")

Ladies and Gentlemen:

     We have acted as the Registrant's counsel in connection with the preparation and filing of that certain Registration Statement on Form S-4 (the "Registration Statement") initially filed with the Securities and Exchange Commission on July 16, 2001, and as amended thereafter, in connection with the registration of 6,900,879 Class A membership units (the "Units") of the Registrant, par value $.03 per unit, and 1,046,360 options and warrants to purchase Units. The Units, options and warrants consist of the following:


             (1) 6,567,629 Units issuable to the holders of shares of common stock of Kaiser Ventures Inc. ("KVI") in connection with the merger of KVI with and into the Registrant, with the Registrant as the surviving company; and

             (2) 333,250 additional Units issuable upon the exercise or conversion of KVLLC's outstanding options and warrants.

             (3) 1,046,360 options and warrants to purchase one Unit per option or warrant.

     As such counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion. Based on these examinations, it is our opinion that (a) the Units described above in clause "(1)" and the options and warrants described in clause "(3)" will be legally issued, fully paid and non-assessable when issued in exchange for shares of KVI common stock, and (b) the Units described above in clause "(2)" will be legally issued, fully paid and non-assessable when issued and paid for in accordance with the terms of the outstanding options and warrants.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                    Very truly yours,



                                    Guth | Christopher LLP